Exhibit 4.3

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of August 15, 2016 (this “Agreement”), is entered into by and among Acacia Research Corporation, a Delaware corporation (“Acacia”), Veritone, Inc., a Delaware corporation (the “Company”), and each of the persons listed on Exhibit A (each, a “Holder” and, collectively, the “Holders”).

WHEREAS, that certain Voting Agreement, dated July 15, 2014, as amended, by and between the Company and certain of its stockholders, is in effect as of the date of this Agreement and shall remain in full force and effect until the Effective Date;

WHEREAS, at or prior to the Effective Date hereof, Acacia has exercised in full that certain Primary Warrant (as defined below) in respect of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), pursuant to the terms and subject to the conditions of the Primary Warrant and, if applicable, that certain Investment Agreement, dated [●], 2016 (the “Investment Agreement”);

WHEREAS, the Company intends to consummate a Public Offering;

WHEREAS, each Holder is the beneficial and record owner of the shares of capital stock of the Company set forth opposite such Holder’s name on Exhibit A; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted in connection with certain matters.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Investment Agreement. The following capitalized terms used herein shall have the meanings set forth below.

“10% Warrant” means that certain common stock purchase warrant attached as Exhibit A to the Primary Warrant, to be issued by the Company to Acacia substantially in such form and on the terms and subject to the conditions set forth in the Primary Warrant, relying on Section 4(a)(2) of the Securities Act or Regulation D thereunder for exemption from the registration requirements of Section 5 of the Securities Act.

“Acacia” shall have the meaning set forth in the Preamble.

“Acacia Board Observers” shall have the meaning set forth in Section 4.1.

“Acacia Designees” shall have the meaning set forth in Section 2.1(b).

“Affiliate” means, when used with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Board” shall have the meaning set forth in the Recitals.

“Board Observers” shall have the meaning set forth in Section 4.1.

“Common Stock” means shares of common stock, par value $0.001 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and “Controlled” and “Controls” have the correlative meanings.

“Effective Date” means the date of consummation of the Company’s Public Offering.

“Fundamental Transaction” means the consummation of any transaction, or a series of related transactions, in which the Company, directly or indirectly, (a) consummates a stock sale to, or effects any merger, consolidation or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with, another Person or group of Persons, whereby, in the case of any transaction(s) under this clause (a), such other Person or group of Persons acquires more than 50% of the total voting power of the then outstanding shares of capital stock of the Company, or (b) effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets. For purposes of this definition of “Fundamental Transaction”, “outstanding shares of capital stock of the Company” means, as of a given date, the sum of the number of shares of capital stock of the Company (excluding treasury shares, if any) outstanding.

“Holder Board Observers” shall have the meaning set forth in Section 4.1.

“Holder Designees” shall have the meaning set forth in Section 2.1(c).

“Holders” shall have the meaning set forth in the Preamble.

“Investment Agreement” shall have the meaning set forth in the Recitals.

“Person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity.

“Primary Warrant” means that certain primary common stock purchase warrant in respect of shares of Common Stock, dated as of August 15, 2016 and issued by the Company to Acacia, relying on Section 4(a)(2) of the Securities Act or Regulation D thereunder for exemption from the registration requirements of Section 5 of the Securities Act.

“Public Offering” means (a) an initial public offering of the Company’s Common Stock pursuant to a Registration Statement; (b) an offering of the Common Stock, relying on Regulation A under the Securities Act for exemption from the registration requirements of Section 5 thereof; (c) a distribution of equity securities of the Company or its successor in connection with a Registration Statement; or (d) the issuance of equity securities in exchange for the Company’s equity securities in connection with the Company’s merger or reverse merger with another corporation, company, partnership, limited partnership, limited liability company or any other entity, provided that, in the case of clauses (a)-(d), such offering, distribution or issuance results in the Common Stock or equity securities, as the case may be, being held by at least three hundred (300) round lot stockholders and the Common Stock or equity securities, as the case may be, shall be approved for listing or quotation on a national securities exchange or quotation service in the United States, and provided further that, in the case of clauses (a) and (b), such offering, distribution or issuance results in gross proceeds to the Company of at least Fifteen Million Dollars ($15,000,000).

“Public Trading Market” shall mean the Nasdaq Capital Market or any other U.S. national securities exchange.

“Registration Statement” shall mean an offering circular or registration statement on Form S-1, Form 1-A, Form S-4, or another applicable form of offering circular or registration statement approved by the Securities and Exchange Commission for the nature of the Public Offering undertaken by the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Voting Securities” means any securities of the Company entitled to vote in the election of directors of the Company.

ARTICLE II

BOARD COMPOSITION/VOTING

Section 2.1 Board Size and Composition.

(a) As of the Effective Date, the Board shall have nine (9) authorized directors.

(b) Subject to applicable law and to the terms and conditions set forth herein and in the Company’s certificate of incorporation and bylaws, as in effect immediately prior to the effectiveness of this Agreement, from the Effective Date until the twenty-four (24)-month anniversary of such date, Acacia will have the right to nominate three (3) directors (the “Acacia Designees”) to the Board.

(c) Subject to applicable law and to the terms and conditions set forth herein and in the Company’s certificate of incorporation and bylaws, as in effect immediately prior to the Effective Date, from the Effective Date until the twenty-four (24)-month anniversary of such date, the Holders, voting as a group, will have the right to nominate six (6) directors (the “Holder Designees”) to the Board.

Section 2.2 Agreement to Vote.

(a) From the Effective Date until the twenty-four (24)-month anniversary of such date, Acacia and each Holder, at any meeting of the stockholders of the Company held for the election of directors, shall vote all of its Voting Securities (now owned or hereafter acquired or controlled by it or him, whether by purchase, conversion of other securities, exercise of rights, warrants or options, stock dividends or otherwise), and shall take all other necessary or desirable actions within its or his control (whether in its or his capacity as a stockholder or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to maintain the number of members of the Board as nine (9) directors, and to elect to the Board such Acacia Designees, if any, and such Holder Designees, if any, as Acacia and the Holders, voting as a group, respectively, are then entitled to nominate pursuant to Section 2.1.

(b) The Company shall include in its proxy statement relating to the election of directors to its Board at any annual or special meeting of the stockholders of the Company held for such purpose, and shall take all such other reasonably necessary and desirable actions within its control to support for election to the Board, each of the persons designated pursuant to Section 2.1.

Section 2.3 Removal. From the Effective Date until the twenty-four (24)-month anniversary of such date, neither Acacia nor any Holder shall vote their Voting Securities to remove any member of the Board designated in accordance with the foregoing provisions of this Article II, other than for cause, unless the Person or group of Persons entitled to nominate or approve such director (if any) votes for or otherwise consents to such removal, and, if the Person or group of Persons so entitled to nominate or approve (if any) votes for or otherwise consents to such removal, then Acacia and all Holders shall vote likewise.

Section 2.4 Vacancies. In the event that, for any reason, any director ceases to serve as a member of the Board before the expiration of his or her term of office, the resulting vacancy on the Board shall be filled by (i) Acacia, if the vacating director is an Acacia Designee and Acacia is then entitled to nominate another Acacia Designee in accordance with Section 2.1(b), (ii) the Holders, voting as a group, if the vacating director is a Holder Designee and the Holders are then entitled to nominate another Holder Designee in accordance with Section 2.1(c), and (iii) otherwise in accordance with the then current bylaws of the Company.

Section 2.5 Failure to Designate a Board Member. In the absence of any designation from the Person or group of Persons then entitled to designate a director as specified in Section 2.1, the nominating and governance committee of the Board, or such other committee of the Board as is fulfilling such function, shall nominate a candidate to serve.

ARTICLE III

SPECIFIED RIGHTS

Section 3.1 So long as the Board includes three (3) Acacia Designees, the Company shall not take, and no Holder shall vote their Voting Securities in favor of, any of the following transactions unless such transaction has been approved by a majority of the Board, which majority includes the affirmative vote of at least one (1) director who is an Acacia Designee:

(a) any merger, consolidation or other business combination involving the Company as a constituent entity, in which the transaction value exceeds Fifty Million Dollars ($50,000,000);

(b) any sale, transfer or other disposition, in a single transaction or a series of related transactions, of any capital stock or assets of the Company, in each case for more than Fifty Million Dollars ($50,000,000); or

(c) any acquisition, whether through a purchase of equity or assets, license out of the ordinary course of business, or merger, consolidation or other business combination with a subsidiary of the Company, in each case in a single transaction or a series of related transactions with a transaction value of more than Fifty Million Dollars ($50,000,000).

ARTICLE IV

BOARD OBSERVERS

Section 4.1 So long as Acacia has the right to designate Acacia Designees to the Board, Acacia shall have the right, subject to applicable law, to appoint three (3) designees to attend (in person or by teleconference or videoconference) and participate in, all meetings of the Board in a non-voting participant capacity (such Acacia designees, the “Acacia Board Observers”). So long as the Holders, voting as a group, have the right to designate Holder Designees to the Board, the Holders shall have the right, subject to applicable law, to appoint three (3) designees to attend (in person or by teleconference or videoconference) and participate in, all meetings of the Board in a non-voting participant capacity (such Holder designees, the “Holder Board Observers”, and together with the Acacia Board Observers, the “Board Observers”).

Section 4.2 So long as Acacia or the Holders have the right to appoint Board Observers in accordance with Section 4.1, but subject to Section 4.3, the Company shall provide each Board Observer with (a) written notice of all meetings of the Board, including notice of the time and place of any such meetings, (b) all written materials or other correspondence delivered to the members of the Board and (c) all proposed written consent actions provided to the Board, in each case, at the same time and in the same manner as such notice and information is delivered to the members of the Board.

Section 4.3 Notwithstanding anything to the contrary herein, the Board will be entitled to exclude any or all of the Board Observers from access to, or participation in, or review of, the communications, meetings and materials described in Section 4.2 if (a) permitting such access, participation or review could reasonably be expected to jeopardize the attorney-client privilege or contravene any applicable law, Nasdaq rule or requirement, or confidentiality obligation, (b) such communications, meetings or materials relate to an executive session of the Board or its independent members, or any matter to be discussed in such an executive session, or (c) such communications, meetings or materials relate to any matter with respect to which a director could reasonably conclude there is a potential or actual conflict of interest between the Company, on the one hand, and a specific Board Observer or the party(ies) hereto that appointed such Board Observer, on the other hand. The Board Observers will not be entitled to participate in communications with, or meetings of, any committee of the Board, or have access to materials delivered to members of any such committee.

ARTICLE V

LEGENDS

Section 5.1 Legends. For so long as this Agreement is in effect, each certificate representing shares of Voting Securities now or hereafter owned by Acacia or any Holder will be endorsed with the following legend:

“VOTING OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN VOTING AGREEMENT BY AND AMONG THE COMPANY, ACACIA AND CERTAIN OTHER HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

If such Voting Securities are reflected in book entry, the Company shall be entitled to, or to cause its transfer agent to, make notations of such legend in its books and records.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all exhibits hereto) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 6.2 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE MATTERS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE MATTERS CONTEMPLATED HEREBY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 6.3 Jurisdiction; Service of Process. Any claim, suit or action (“Action”) with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or parties or their successors or assigns, in each case, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement (i) any claim that is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.3, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties further agrees that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.3 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

Section 6.4 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one (1) Business

Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided, that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile or (iv) five (5) calendar days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(a)      if to Acacia, to:

Acacia Research Corporation

520 Newport Center Drive, 12th Floor

Newport Beach, CA 92660

Attention:  Edward J. Treska, General Counsel

Facsimile:  949-480-8391

with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP

200 Park Avenue

New York, NY 10166

Attention:  Dennis J. Block

Facsimile:  212-805-5555

with a copy (which will not constitute notice) to:

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attention:  Mark L. Skaist

Facsimile:  949-725-4100

(b)      if to the Company to:

Veritone, Inc.

3366 Via Lido

Newport Beach, CA 92663

Attention:  John M. Markovich, Chief Financial Officer

Facsimile:  949-209-0365

with a copy (which will not constitute notice) to:

Munger, Tolles & Olson LLP

355 S. Grand Avenue, 35th Floor

Los Angeles, California

Attention:  Mary Ann Todd, Esq.

                  Katherine H. Ku, Esq.

Facsimile:  (213) 687-3702

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

600 Anton Boulevard, Suite 1800

Costa Mesa, CA 92626

Attention:  Ellen S. Bancroft, Esq.

Facsimile:  (714) 830-0700

with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP

200 Park Avenue

New York, NY 10166

Attention:  Dennis J. Block

Facsimile:  212-805-5555

with a copy (which will not constitute notice) to:

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attention:  Mark L. Skaist

Facsimile:  949-725-4100

(c)      if to the Holders, to each Holder at the address specified in Exhibit A.

Any party to this Agreement may notify any other party hereto of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 6.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Acacia, the Company, the Holders and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 6.6 Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 6.7 Entire Agreement. This Agreement and the exhibits hereto shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 6.8 Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any purported assignment without such consent shall be null and void. Accordingly, no party to this Agreement shall be entitled to transfer the rights and benefits set forth in Articles II and IV hereof to any transferee of shares of capital stock of the Company held by such party. Subject to the immediately preceding sentences of this Section 6.8, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 6.9 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the parties.

Section 6.10 Headings. The headings and captions of the Articles and Sections used in this Agreement are for reference and convenience purposes of the parties only, and will be given no substantive or interpretive effect whatsoever.

Section 6.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, except that any amendment to implement provisions relating to classification of the Board will require an instrument in writing signed by Acacia, the Company and only the Holders holding a majority of the shares of capital stock of the Company then held by all of the Holders, on an as converted to Common Stock basis.

Section 6.12 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive. Wherever and whenever in this Agreement there is a consent right of a party, such party shall be entitled to consider solely its own interests (and not the interests of any other person) or, at its sole election, any such other interests and factors as such party desires. The parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 6.13 Stock Split. All references to numbers of shares in this Agreement or the exhibits hereto shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization of shares by the Company occurring after the date of this Agreement.

Section 6.14 Specific Performance. The parties agree that the rights of each party under this Agreement are unique and that irreparable damage would occur in the event that any party fails to perform its covenants or agreements under this Agreement and that each other party shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity. Each party hereby waives, in any action by any other party hereto for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith. In no event shall any director, officer, employee, or adviser of any party have any liability or obligation relating to or arising out of this Agreement or the matters contemplated hereby.

Section 6.15 Reference to Time. All references in this Agreement to times of the day shall be to Los Angeles time.

Section 6.16 Termination. This Agreement will terminate, and be of no further force and effect, on the earlier to occur of (a) the twenty-four (24)-month anniversary of the Effective Date, and (b) the consummation of a Fundamental Transaction.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VERITONE INC.

By:	/s/ John M. Markovich
Name: John M. Markovich
Title: Chief Financial Officer

ACACIA RESEARCH CORPORATION

By:	/s/ Clayton J. Hayes
Name: Clayton J. Hayes
Title: CFO

VOTING AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STEEL HOLDINGS, LLC

By:	/s/ Chad Steelberg
Chad Steelberg, Manager

NEWPORT COAST INVESTMENTS, LLC
By:	Ryan Steelberg, Trustee of the RSS Living Trust dated April 6, 2012
Its:	Member

By:	/s/ Ryan Steelberg
Ryan Steelberg, Trustee

CHECKETTS PARTNERS INVESTMENT FUND, LP
By:	Checketts Partners Investment GP, LLC its General Partner

By:	/s/ Nathaniel Checketts

Name:	Nathaniel Checketts

Title:	Partner

125 MEDIA HOLDINGS, L.L.C.

By:	/s/ Liza Garber
Liza Garber, Authorized Signatory

VOTING AGREEMENT SIGNATURE PAGE

730 MEDIA HOLDINGS, L.L.C.

By:	/s/ Liza Garber
Liza Garber, Authorized Signatory

RADIO DIAL, LLC

By:	/s/ Richard Dallas
Richard Dallas, Manager

MIRAMAR VENTURE PARTNERS II, LP
By:	Miramar Venture Associates II, LLC
Its:	General Partner

By:	/s/ Bruce Hallett
Bruce Hallett, Managing Member

MIRAMAR DIGITAL VENTURES, L.P.
By:	Miramar Digital Associates, LLC
Its:	General Partner

By:	/s/ Bruce Hallett
Bruce Hallett, Managing Member

BV16, LLC
By:	NCI Investments, LLC
Its:	Manager

By:	/s/ Chad Steelberg
Chad Steelberg, Manager

EXHIBIT A

HOLDERS

Name	Address and Facsimile Number	Class of Capital Stock / Nature of Derivative Security, if applicable	Number of Shares Owned Beneficially and of Record

Newport Coast Investments, LLC	514 30th Street, Newport Beach CA 92663	Common Stock	1,602,958

BV16, LLC	514 30th Street, Newport Beach CA 92663	Common Stock	1,603,059

125 Media Holdings, LLC		Common Stock	177,367

Steel Holdings, LLC	514 30th Street, Newport Beach CA 92663	Common Stock	142,500

Newport Coast Investments, LLC	514 30th Street, Newport Beach CA 92663	Series A Preferred	3,205,917

Steel Holdings, LLC	514 30th Street, Newport Beach CA 92663	Series A Preferred	285,000

Checketts Partners Investment Fund, LP	59 Grove St. Suite 1H, New Canaan, CT 06840	Series B Preferred	1,030,927

125 Media Holdings, LLC	65 E 55th Street 30th Fl., New York, NY 10022	Series B Preferred	1,030,927

Radio Dial, LLC	25th Floor, Al Sila Tower Al Maryah Island	Series B Preferred	515,463

730 Media Holdings, LLC	65 E 55th Street 30th Fl., New York, NY 10022	Series B Preferred	206,185

Miramar Venture Partners II, LP	2101 E. Coast Hwy, 3rd Fl., Corona del Mar, CA 92625	Series B Preferred	103,093

Miramar Digital Ventures, LP	2101 E. Coast Hwy, 3rd Fl., Corona del Mar, CA 92625	Series B Preferred	103,093